AMENDMENT

TO THE

WASTE CONNECTIONS, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Waste Connections, Inc. (the "Company") wishes to amend the Waste Connections, Inc. Nonqualified Deferred Compensation Plan (the "Plan"). This Amendment is intended to amend the Plan’s distribution features with respect to amounts attributable to contributions to the Plan made after 2013, and to clarify certain other features of the Plan.

Accordingly, effective January 1, 2014, the Plan is amended as follows:

1.	In recognition of the fact that the Plan currently accords a Retirement Benefit the same treatment for benefit distribution purposes as a Termination Benefit, the provisions of the Plan addressing a Retirement Benefit are removed, as follows: Sections 1.39 and 1.40 and Article 6 are removed, as are all references in the Plan to “Retirement,” “Retire(s),” “Retired” and “Retirement Benefit;” and the Section and Article references in the Plan document requiring adjustment to reflect such removals are so adjusted. For the avoidance of doubt, the removal of provisions of the Plan addressing Retirement Benefits shall not modify outstanding deferral elections related to Retirement Benefits in effect as of the effective date of this Amendment, which deferral elections shall continue in full force and effect, without modification.

2.	The final sentence of Section 1.42(c) is replaced with the following sentence:

Notwithstanding the foregoing, if a Participant provides services to an Employer as both an Employee and a member of the Board, the services provided as a director are not taken into account in determining whether a Participant has a Separation from Service as an Employee for purposes of this Plan, and the services provided as an Employee are not taken into account in determining whether a Participant has a Separation from Service as a Director for purposes of this Plan (i.e., a Participant who experiences a Separation from Service as an Employee, determined in accordance with the provisions set forth in part (a) of this Section, shall be deemed to have experienced a Separation from Service with respect to the portion of his or her Account Balance attributable to his or her services as an Employee, notwithstanding the Participant’s continued service to the Board).

3.	Section 3.9(f) is replaced with the following:

(f)	Stock Equivalent Account. Any amounts credited to a Participant’s Stock Equivalent Account are to be used for measurement purposes only. The amounts allocated to a Participant’s Stock Equivalent Account, any Account Balance therein, or any additional amounts credited or debited to a Participant’s Stock Equivalent Account shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any shares of the Company’s Common Stock. Fractional common stock equivalents shall be computed to two decimal places. The number of common stock equivalent shares to be credited to the Stock Equivalent Account shall be the number of shares of Common Stock which would otherwise have been payable under the Restricted Stock Unit Award to the Participant on or after the vesting date but as to which the Participant has elected to defer delivery pursuant to the terms of the Plan, less any amounts withheld pursuant to Section 3.10. With respect to any dividends or dividend equivalents made with respect to common stock equivalent shares deferred pursuant to Restricted Stock Unit Awards, an amount equal to such number of common stock equivalent shares in the account as of the dividend record date multiplied by the dividend paid per share on the Company’s common stock on each dividend record date shall be credited to the Participant’s Deferral Account and allocated into Measurement Funds pursuant to the terms and conditions that relate to Measurement Funds in Sections 3.9(a) through 3.9(e). Except as the Committee may otherwise permit upon request of the Participant, the number of shares of the Company’s Common Stock to be paid to a Participant upon a distribution with respect to the Stock Equivalent Account shall be equal to the number of common stock equivalent shares deferred pursuant to Restricted Stock Unit Awards (as appropriately adjusted in the Committee’s sole discretion, in the event of any change in the number or kind of outstanding shares of the Company’s Common Stock, including a stock split or splits) divided by the total number of payments remaining to be made from the Stock Equivalent Account. Shares of Common Stock paid in respect of a Restricted Stock Unit Award shall be issued and delivered pursuant to the Waste Connections, Inc. Third Amended and Restated 2004 Equity Incentive Plan (or such successor incentive stock plan of the Company as is in effect at the time of the award) as an award thereunder and such distributions or payments shall be subject to the terms and conditions of such plan (or plans) and any award agreements evidencing the applicable Restricted Stock Unit Awards. All payments of the Company’s Common Stock from the Stock Equivalent Account shall be made in whole shares of the Company’s common stock with fractional shares credited to federal income taxes withheld.

Notwithstanding anything to the contrary in the foregoing, any portion of the Stock Equivalent Account other than the common stock equivalent shares deferred pursuant to Restricted Stock Unit Awards shall be credited to the Participant’s Deferral Account on each crediting date, as applicable, and allocated into the Stock Equivalent Account (the “Stock Equivalent Account Balance”); provided, however, that the Stock Equivalent Account Balance shall be credited to the Stock Equivalent Account in cash, without interest or other earnings. The Stock Equivalent Account Balance shall be paid in cash in an amount equal to the Stock Equivalent Account Balance, divided by the total number of payments remaining to be made from the Stock Equivalent Account.

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Notwithstanding the preceding, except if and to the extent that the Company’s Third Amended and Restated 2004 Equity Incentive Plan (or any successor incentive stock plan) or any award agreement thereunder provides otherwise, and subject to any procedures that are established by the Committee and further subject to applicable law, including Code Section 409A and related Treasury guidance and Regulations, a Participant may elect with respect to any distribution to which he or she becomes entitled hereunder the deemed investment(s) (i.e., the Measurement Fund(s) or the Stock Equivalent Account) that the Participant wishes to decrease to reflect the debiting of the Participant’s Account Balance by the amount of such distribution.

4.	The first sentence of Section 4.1(a) is replaced with the following sentences:

In connection with each election to defer an Annual Deferral Amount for a given Plan Year, a Participant may elect on an Election Form to receive a Scheduled Distribution from the Plan, in the form of a lump sum payment, with respect to all or a portion of that Plan Year’s (i) Annual Deferral Amount, (ii) Company Contribution Amount, and (iii) Company Restoration Matching Amount, and earnings or losses thereon. The Participant must affirmatively make such election for each Plan Year in order to receive a Scheduled Distribution with respect to that Plan Year’s deferrals and contributions (i.e., an election made in one Plan Year will not “evergreen” for any future Plan Year), which election must be made by the deadline(s) set forth in Section 3.3 for making a deferral election in respect to that Plan Year (whether or not the Participant actually makes a deferral election in respect to that Plan Year), and which election, except as provided in Section 4.2, is irrevocable after that deadline has passed. If a Participant does not timely make an affirmative election in respect to a Plan Year, then such Participant shall be deemed to have irrevocably elected not to receive a Scheduled Distribution in respect of that Plan Year.

5.	The first sentence of Section 5.2 is replaced with the following sentences:

In connection with each election to defer an Annual Deferral Amount for a given Plan Year, a Participant shall elect on an Election Form to receive a Change in Control Benefit from the Plan with respect to all or a portion of that Plan Year’s (i) Annual Deferral Amount, (ii) Company Contribution Amount, and (iii) Company Restoration Matching Amount, and earnings or losses thereon, or to have those amounts remain in the Plan upon the occurrence of a Change in Control and remain subject to the terms and conditions of the Plan. Except as provided in the following sentence, the Participant must affirmatively make such election for each Plan Year (i.e., an election made in one Plan Year will not “evergreen” for any future Plan Year), which election must be made by the deadline(s) set forth in Section 3.3 for making a deferral election in respect to that Plan Year (whether or not the Participant actually makes a deferral election in respect to that Plan Year), and which election is irrevocable after that deadline has passed.

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6.	Section 6.2(a) (formerly Section 7.2(a)) is replaced with the following:

In connection with each election to defer an Annual Deferral Amount for a given Plan Year, a Participant shall elect on an Election Form to receive a Termination Benefit from the Plan, in the form of a lump sum payment or pursuant to an Annual Installment Method of up to 15 years, with respect to all or a portion of that Plan Year’s (i) Annual Deferral Amount, (ii) Company Contribution Amount, and (iii) Company Restoration Matching Amount, and earnings or losses thereon. Except as provided in the following sentence, the Participant must affirmatively make such election for each Plan Year (i.e., an election made in one Plan Year will not “evergreen” for any future Plan Year), which election must be made by the deadline(s) set forth in Section 3.3 for making a deferral election in respect to that Plan Year (whether or not the Participant actually makes a deferral election in respect to that Plan Year), and which election, except as provided in Section 6.2(b), is irrevocable after that deadline has passed. If a Participant does not timely make an affirmative election with respect to the payment of the Termination Benefit in respect of a Plan Year, then such Participant shall be deemed to have irrevocably elected (except as provided in Section 6.2(b)) to receive the Termination Benefit in a lump sum.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed effective as of January 1, 2014.

ATTEST/WITNESS:		WASTE CONNECTIONS, INC.

By:	/s/ Patrick J. Shea	By:	/s/ Worthing F. Jackman

Print Name:	Patrick J. Shea	Print Name:	Worthing F. Jackman

		Title:	Executive Vice President and CFO

		Date:	February 6, 2014

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